June 2020

Dear Allegiant Shareholder:

Earlier this year I was looking forward to describing our record setting 2019. Our first full year with our all Airbus fleet had gone as well as we had hoped. Allegiant’s 2019 operating income was $364 million, a 50% increase from 2018 and again we led the industry with a 21% operating margin. EBITDA per aircraft was $6.3 million and leverage declined a full turn from 3.8x to 2.8x debt to EBITDA. Over the years, we have touted the benefits of our all-Airbus fleet highlighting:

•	Increased fuel efficiency - 5.7% more ASMs per gallon of fuel year over year

•	Increased aircraft utilization - it grew 15.9% for the year

•	Improved reliability - our controllable completion factor was 99.96%

2019 checked the box on all accounts.

In addition to the highlights noted above, the simplicity of operating a single fleet type aided in reducing CASM, excluding fuel by 3.3 percent year over year. In 2019, the Airbus proved we had found a worthy replacement aircraft to support our proven low frequency model.

Pandemic
The world has changed. While we are proud of our 2019 results, the sustainability of our company and the airline industry in general was called into question. We have many differences as a species including our cultures and beliefs. But as human beings, our biology connects us as nothing else can. We are marvelous creatures, the product of millions of years of evolution which has focused on making us stronger as a species against these miniature terrorists - the ones we cannot see, who kill from within. They do not discriminate; they will attack anyone who can host them and allow them to propagate and grow.

The coronavirus has existed for many years and has proved to be a problem causing the SARS and MERS outbreaks over the last 20 years. This latest strand has been the most contagious. International travel has allowed the virus to hitch hike its way around the globe since early 2020. Scientists who have been predicting a global pandemic for years have finally been proven correct. These same doctors recommended countries be locked down to ‘slow the spread of the virus, to flatten the curve’. This recommendation was based on predictions or beliefs that unless we stopped interacting with each other, our country’s hospital facilities could be overrun. But there were severe economic consequences tied to these actions.

The economic impact from shutting not only the US, but the entire world has been devastating. As this letter is being written, there are over 42 million people unemployed in the US alone. Las Vegas, where I live, has seen its entire economy brought to a grinding halt. For a city that never closes its doors, it was eerie to drive a dark Las Vegas Strip. Our once bustling office has been reduced to many empty desks with a few people managing an operation that is a fraction of what it used to be.

What will be the impact?
As I write this letter in early June, the worst appears to be behind us. As an industry, we have received the first part of a $50 billion federal assistance package, the $25 billion Payroll Support Program. Each carrier is entitled to an allocation of aid based on an airline’s 2019 Q2/Q3 payroll. Of our $172 million share, 87% is a grant and will not repaid and 13% is a long-term loan. These funds are intended to support the company’s personnel costs for six months, through September 30th of this year. The thought process behind the bill was this was sufficient time for the shutdown to occur and the economy to reopen by the fourth quarter of 2020.

By the back half of March, revenues plunged as future bookings ceased and customers with bookings cancelled their trips, asking for refunds. These two events had a devastating impact on the company’s cash flow.

These events have affected every air carrier in the US and worldwide. The industry impact could be long lasting. Over 65% of the world’s 25,000 jet aircraft are parked. Some experts are predicting up to 1/3 of the world’s airline industry will be bankrupt and out of business in the not-too-distant future. In the US, several carriers have suggested it may take years to return to normal, particularly those with significant exposure to business and international travel.

Looking forward, there is another looming problem - the use of technology as a viable alternative to business travel. Modern streaming capabilities from companies such as Zoom, Google and Microsoft have come into their own. Our Allegiant Board has been doing all of its meetings via this method. Prior to the pandemic, we never considered virtual meetings. Just like all things new, there were problems in the first few tries but when you have to use it, when you have no choice, you figure it out. That is what we have done over the past 90 days. I now appreciate the tremendous savings of time and additional productivity.

Recently I attended a ‘zoom’ board meeting for another company. I could see the other board members; they could present documents, spreadsheets and items relevant to the conversation. I could interact with these presentations. We spent 2.5 hours. Previously we would have consumed upwards of 5 to 6 total days among the three of us for a face-to-face meeting with travel time (they live on the East Coast) plus the cost of travel, hotel and meals. Their company-wide T&E expense for the first quarter was $200,000. Their budget going forward is a fraction of this amount - less than $20,000 per quarter. Unlike past slowdowns in the 2000s, this time senior executives understand the power of this technology and appreciate the ability to reduce travel and entertainment expenses in the coming months and years.

While direct expense savings are a part of the benefit, perhaps the larger part of the equation is the increased productivity from personnel not traveling. Executives I have talked to indicate their staff is much more productive, perhaps as much as 3x. Since they were forced to stay at home, they quickly pivoted to remote sales efforts. The initial efforts were clumsy, but given they had no choice, they focused on the problems and quickly became more proficient. Today they do at least 90% of their sales efforts via ‘zoom’ and have been able to substantially increase the number of calls in a given time frame. They stated they can better concentrate their staff, have more complete meetings and hence fewer meetings and follow up is much quicker given the time eliminated from travel. Efforts that used to take weeks are now coming together in days, reducing the sales cycle by orders of magnitude.

Through the writing of this letter, business demand has not shown any increases in contrast to returning leisure demand. Longer term, there will be a rebound in business travel. Conferences and trade shows still have merit and there are businesses who believe face-to-face meetings are critical competitive requirements. But the combination of substantial dollar savings and increased productivity has to have an impact on the return of business travel in the coming months.

As things improve, old habits will reemerge. But for the next year or two, perhaps longer, the impact of technology on business travel could be substantial. Many others dependent on business travel - hotels, restaurants, travel agents, OTAs like Expedia and others, will also feel the impact from reduced travel. Additionally, those in the office space business will most likely have problems as well. People have shown they can work from home.

The Aircraft Market
In February 2020, new aircraft were sold out for many years in the future - Airbus and Boeing’s backlogs stretched six to seven years. Aircraft financing was plentiful. Aircraft prices were strong. There was a limited supply of used aircraft, all of which were uncomfortably expensive for our purposes. Lastly, we were facing an extensive amount of engine overhaul expenses in the coming years given our growth and the lock GE has had on our CFM motors. In this instance, the industry was facing the razor blade problem. While we owned the razor, they controlled the blades and were not shy about raising prices for their replacement blades.

Fast forward to June. Everything has reversed. Overnight the market has gone from a seller’s to a buyer’s market. There are plenty of used aircraft; prices are down and still declining. I have told Robert Neal, who heads our aircraft management team, that he is the market. He looked at me a bit funny when I first mentioned this idea, but now he understands. Our phone rings daily with deals. Allegiant will be a ‘go to’ company for owners of distressed Airbus aircraft looking to salvage value from their assets. We will be able to purchase or lease less expensive used aircraft for both future growth and for teardowns to supply us with motors and other critical parts. We have a great deal of experience in this arena having used this approach to manage our MD80 fleet. I expect we will thrive in this changed environment.

In my opinion, excess aircraft will dominate the landscape in the coming months and years. We have minimal commitments for future aircraft - only eight total, five of which will be in 2020. Thereafter we will acquire our aircraft, motors and parts in this changed market. Our ownership/maintenance cost structure and capital requirements for additional aircraft will benefit greatly in the coming months and years.

Airbus and Boeing order books for new aircraft have to be evaporating daily. However, a number of carriers have contracts to purchase new aircraft in the coming years, many with sizeable numbers. These contracts were negotiated at prices much higher than they could be sold for today. Furthermore, these carriers must arrange financing. Most of these transactions will be financed through sale/leasebacks. Prior to the pandemic, good financing options were plentiful. In many instances, the aircraft could be financed for more than it cost. Additionally, the lease terms favored the airline. Today no one is sure if this financing will be available and if so at what terms.

The Resurrection
The industry will come back to life. But in the past two months, there has been a frenzy of activity to raise capital, to improve one’s balance sheet to provide the necessary cushion. Southwest has been one of the most active, raising equity, convertible equity and debt. They have as much as $10 billion of available cash on hand. Their approach during the past fifty years has been to make the most of down turns. The early 1990s, 9/11 and the Global Financial Crisis were opportunistic times for them. While others struggled, their balance sheet strength allowed them to step on the gas. They have announced they plan to do the same in the coming months.

In contrast, major network carriers have dramatically reduced their schedules and have hinted they could have substantial layoffs on October 1st after the prohibition on layoffs contained in the CARES Act expires.

We believe Allegiant will lead the charge out these depths. During the past sixty days, Allegiant has led the industry in percentage of schedule available for sale and flown. During May we had approximately 77% of our schedule available for sale while Southwest’s was approximately 37%. The majors and Spirit, JetBlue and Alaska were in the teens with some in single digits. In May, we operated almost half of our scheduled 2020 departures and flew a 47% load factor. For Memorial Day weekend, we were responsible for approximately 8% of all passengers carried in the United States, a 4x increase over last year.

We are seeing the benefits of our model. Compared to operating a hub and spoke or a point-to-point schedule, our basing approach with aircraft and crews together is easier to manage. The out and back nature of our flying has allowed us to offer most of our schedule for sale and within 10 to 14 days before the scheduled flight cancel ones that did not make sense. Our economic justification for flying flights was based on the flight contributing positively to our cash balances, namely covering the direct expenses of fuel and airport costs.

In the coming months we expect to continue to lead the industry in percentage of schedule offered and flown. We also expect to lead the industry in improving daily cash burn. During the second quarter, we forecasted our cash burn would be approximately $2 million per day including debt service if gross bookings remained at $750k per day. May’s total was less than a $500,000 per day deficit including debt service of $11.5 million, a substantial beat. If one looks just at operations cash flow, sales for the month less direct operating expenses, payroll and accounts payable payments, we had a positive cash flow of just over $2 million for May. Given these results, we are cautiously optimistic about the pace of the recovery and our ability to move back to a ‘normal’ operation.

What did we do?
In mid to late March, we quickly realized this was going to be a life-threatening event for the company. While we were hopeful there might be some aid from the federal government, we immediately began to conserve cash. Within days, we suspended all construction activity on Sunseeker Resort, eliminated or delayed $320 million of capital expenditures for the remainder of 2020 and began working with all of our vendors to delay payables as well as renegotiate many of our relationships.

Our accounting and finance teams led the effort. In addition to reducing cash expenditures, we investigated other sources of capital. One source we quickly zeroed in on was the ability to file for net operating loss refunds from the IRS. We will receive approximately $100 million for 2019 losses and expect to receive another similar amount in early 2021 for 2020 losses. We reviewed multiple alternatives to raise additional capital but concluded we did not require outside capital. We do have resources available should we conclude otherwise, namely the government loan program. We are eligible for as much as $276 million and have until September 30th to exercise all or a portion of the loan.

We believe we have the most meaningful NOL refunds in the industry. We are benefiting from our aircraft purchase program of the past few years. The size of the refunds is the equivalent of a sizeable equity raise. We have benefited from a good balance sheet and a business model that has the most flexibility of any carrier to both quickly shrink but to also keep a ‘presence’ in front of our customers system wide so we can see where our system will begin to reemerge.

Where do we stand?
Our model continues to be key to our success. Our approach to running our airline has sustained us since I came on board in the middle of 2001. We have a unique, non-competitive way to operate the company with over 80% of our routes non-competitive compared to the rest of the industry. We had 68 straight quarters of profitability, many of which led the industry in operating margin. Our recent conversion to an all Airbus fleet plus our focus on a better operation has improved our overall ratings in the industry and with our customers. Our team members are pleased with where their company is going - this past year they voted us the best airline to work for in the airline industry. Our passenger approval ratings have increased by 32 points since 2016 placing us third in the industry. We were recently ranked number one in the Airline Quality Rating 2020 survey. It reviews the statistics published by the DOT on each of the US carriers and ranks them accordingly.

We are reassessing how we should go forward with our business. Our number one goal is to improve our cash balances and debt levels. If there has been one lesson learned, it is liquidity is king - you cannot have too much cash. Additionally, this total should not include our Air Traffic Liability. Reducing our debt levels is also important. Lower debt totals reduce pressure on the balance sheet in times of stress.

Our second major focus is our cost structure. We need to lean ourselves out where possible. As previously discussed, inexpensive aircraft and excess motors and parts should substantially improve our maintenance expense and capex requirements in the coming years, translating into lower unit costs.

Looking forward we want to be opportunistic. We believe our segment of the industry - leisure, will respond quickly. We are already seeing evidence to support this belief. Five of our main markets - IWA, PGD, FLL, PIE and VPS are doing well. LAS and SFB have been laggards because of their delay in reopening. Las Vegas recently reopened on June 4th and is showing signs of life while Disney in Orlando has scheduled its reopening for July 11th. Future bookings by June 10, 2020, were exceeding the same day’s bookings in 2019 without the strength of Las Vegas or Orlando.

As previously mentioned, we have led the industry in adding back flying. It will be interesting to see how aggressive the competitors will be as the industry begins to recover. Some are making comments about seizing the moment and looking at a land grab. Southwest is on record about plans to grow aggressively in the coming months and in 2021. Frontier has also commented about being aggressive. At the end of May, they announced 18 new routes that will start within the next thirty days.

What will the network carriers do? Given the overhang of international problems and the potential slow return of business traffic, how will they react? Will they come down market chasing more leisure markets? What will be Spirit’s approach? To date they have not been that aggressive. I am a big believer the race goes to the tortoise, not the hare. We have discussed opportunities, but first we must tend to the balance sheet. Aircraft will be available and we may be able to add aircraft without much in the way of capex. We see opportunities to deploy our model in city pairs that particularly suit our flexible approach.

The Travel Company - Upping our Customer Messaging Game
We are still believers in the travel company concept. Just as in 2009, we expect there will be a great many hotel rooms available to us at very reasonable rates thereby benefiting our third party revenues. Our efforts with Sunseeker are on hold. We have told the board we will not restart the project without a partner or third party financing - we have no plans to invest any more capital in the project. One of the hallmarks of our company has been our ability to produce excellent unit revenues. Over the years, additional revenue sources have sustained us as an industry leader in operating margins in what has historically been a difficult space - leisure travel.

We want to continue this tradition. We are fortunate to have Scott DeAngelo heading our marketing, ecommerce and loyalty teams. He has been a critical component in enhancing our marketing programs from a data and technology perspective that has enabled us to produce more interactions with our customers through focused use of email and social media. Once again, our ability to talk directly to our customers is paying substantial dividends, particularly in these difficult times.

Just after we hit bottom in mid-April, I watched our marketing group quickly pivot to developing a program to test customer sentiments, how they were thinking and then to follow up with creative, targeted offerings to reengage them with the thought of traveling at the right time. These efforts have greatly aided our quicker than expected rebound. Again great leadership and execution by the marketing group has been critical in allowing us to lead the industry in emerging from this deep and dark hole.

Management
I would be remiss if I did not comment on the quality of your management team. Over the years, one of the areas I have been most proud of is our personnel, our team members. Our people have proven year in and year out to be among the best in the industry. This is particularly true in our management group. In many instances, they have been the thought leaders for this industry. In the early 2000s, we developed our 3rd party revenues including hotel and car rental packages. We were among the first to abandon fuel hedging in 2007, realizing we were in the speculation business, not the hedging business. Today most US air carriers have abandoned fuel hedging. We were the first in the US to introduce ancillary air products including selling our onboard food and snacks in 2003, seat assignments in 2004, checked baggage fees in 2005 and other products thereafter.

Today many of our alumni are sprinkled throughout the industry including senior management positions at major carriers, ULCCs and a number of startup efforts. Our quick response to the pandemic is further proof of the quality of this group. We were among the earliest to cut our schedule, to reign in capital expenditures including the shutdown of Sunseeker and to conserve cash in every way possible. More recently, they have been leading us back towards our normal revenues and operations. Lastly, they have been excellent stewards of the model, the model that has proven itself many times over as one of the best approaches to running a profitable airline. Looking forward, we are extremely well positioned with our all Airbus fleet, the ability to run an excellent operation and the benefits from lower cost aircraft and maintenance events. We believe our team members, customers and you, our shareholders, will be pleased with the results.

Our Culture, Our Principles, Our Team members
Congratulations and thank you to our now 4,000+ team members who come to work every day with the passion for excellence. We have a proven, seasoned model. Our team members are the backbone of our culture which has been defined on the principles summarized earlier, with a primary emphasis on safety. We are focused on offering our customers a value proposition exceeding their expectations. We are focused on creating a positive, challenging and empowering environment for our team members - one that is stimulating, where they can grow and prosper in such a way they naturally thrive and advance the good of the organization. Financially, we are focused on profits, growth, and the best financial returns for our shareholders.

These principles continue to serve us well.
Maurice J. Gallagher Jr.
Chairman and CEO
Allegiant Travel Company